Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2012

BOSTON, MA – April 24, 2012 – Stream Global Services, Inc., (NYSE AMEX: SGS), a leading global business process outsource (BPO) service provider specializing in customer relationship management including technical support and sales programs for Fortune 1000 companies, today announced consolidated financial results for the three months ended March 31, 2012.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “We are very pleased to report a 13% year-over-year increase in Adjusted EBITDA for the first quarter of 2012. Our strategy of improving our core operating metrics and investing in our people has resulted in double-digit growth over the same period in 2011. We remain committed to our strategy to significantly invest in our business – our people and our infrastructure – while delivering returns for our investors.”

First Quarter 2012 Financial Highlights

•

Revenue for the quarter ended March 31, 2012 was $216 million, an increase of $3 million, or 1%, from the same period in 2011. The increase is principally due to volume and program expansion with existing customers as well as ramping of new customers added in 2011. The company has successfully grown revenue while eliminating programs that did not meet internal targets for profitability. Additionally, the change in foreign exchange rates from the first quarter of 2011 to the first quarter of 2012 lowered revenue by approximately $2 million.

•

Gross profit increased approximately $1 million, or 1%, over the prior year first quarter. The Gross Profit percentage was 42% for the first quarter of 2012 versus 43% for the first quarter of 2011 primarily due to agent training for North American business.

•

Income From Operations Excluding Severance, Restructuring and Other Charges, net for the quarter ended March 31, 2012 was $11 million versus $7 million for the same period in 2011. This increase reflects higher gross profit earned on the increased revenue and a relative decline in Selling, General and Administrative expenses from 32% of revenue for the first quarter 2011 to 31% of revenue for the first quarter of 2012. This improvement is largely the result of our cost efficiency improvement programs implemented during 2011.

•

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) was $26 million for the first quarter of 2012, an increase of $3 million, or 13%, from the first quarter of 2011. Changes in currency rates did not have a material impact on the quarter’s Adjusted EBITDA.

•	Net loss was $1 million for the three months ended March 31, 2012 compared to a net loss of $2 million for the three months ended March 31, 2011.

•

Cash flow from operating activities for the first quarter 2012 was $21 million, a decrease of $6 million from the prior year first quarter largely due to working capital improvements in 2011 that were non-recurring. Days Sales Outstanding improved from 71 days at March 31, 2011 to 68 days at March 31, 2012.

•

Free Cash Flow (operating cash flow less additions to equipment and fixtures and new capital lease financing) for the first quarter of 2012 was inflows of $14 million and for the quarter ended March 31, 2011 was inflows of $21 million. The decrease in free cash flow during the quarter was primarily a result of the non-recurring effect of working capital improvements in 2011 and higher performance-based incentive compensation payments in 2012.

•

The company made capital expenditures of approximately $7 million during the three months ended March 31, 2012, composed of approximately $4 million for site expansion to accommodate growth and $3 million to invest in the company’s technology infrastructure.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Costa Rica, Nicaragua, the Dominican Republic, El Salvador and China, was $159 million for the three months ended March 31, 2012 compared to $154 million for the same period in 2011.

Gross profit generated by the Americas region was $70 million for both the three months ended March 31, 2012 and March 31, 2011. The gross margin percentage was 44.2% for the three months ended March 31, 2012 and was 45.5% for the same period in 2011.

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three months ended March 31, 2012 was $57 million compared to $58 million for the same period in 2011.

Gross profit generated by the EMEA region for the three months ended March 31, 2012 was $21 million, with a gross margin of 37.4% compared to $20 million with a gross margin percentage of 34.5% for the same period in 2011.

Selling, General and Administrative Expense

Selling, general and administrative expenses, which includes non-agent service center costs, were $66 million or 31% of revenue during the three months ended March 31, 2012 and $69 million or 32% of revenue during the same period in 2011. This percentage decrease is primarily a result of management focus on cost efficiency, including the impact of reductions in our workforce in 2011.

Liquidity and Capital Resources

At March 31, 2012, cash and cash equivalents was $18 million, down from $25 million at December 31, 2011. The balance on the revolving line of credit was $25 million at March 31, 2012 and $45 million at December 31, 2011. At March 31, 2012, the company had in excess of $70 million of availability which could be drawn under its revolving line of credit.

Stream will hold a conference call for investors on April 24, 2012 at 5:30 PM EDT. Investors can participate by calling 1-800-230-1096 or 1-612-332-0107 (for callers outside the US).

Contact Information:

Heidi Ulin

Executive Assistant

Heidi.Ulin@stream.com

1-952-698-1057

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 31,000 employees capable of supporting over 35 languages across 49 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding future operating performance and economic and market conditions. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause our actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenue	$215,539	$212,691
Direct cost of revenue	124,116	121,953

Gross profit	91,423	90,738

Operating expenses:
Selling, general and administrative expenses	66,292	68,802
Severance, restructuring and other charges, net	2,804	(126)
Depreciation expense	11,024	10,191
Amortization expense	3,583	4,394

Total operating expenses	83,703	83,261

Income from operations	7,720	7,477

Interest expense	7,569	7,262
Foreign currency transaction loss (gain)	(254)	1,245

Income (loss) before provision for income taxes	405	(1,030)
Provision for income taxes	1,060	1,065

Net loss	$(655)	$(2,095)

Net loss per share:
Basic and diluted	$(0.01)	$(0.03)
Shares used in computing per share amounts:
Basic and diluted	75,955	80,126

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011

Assets:
Current assets:
Cash and cash equivalents	$17,840	$24,586
Accounts receivable, net	162,513	165,963
Other current assets	27,190	27,822

Total current assets	207,543	218,371
Equipment and fixtures, net	83,352	87,611
Goodwill, intangible assets, and other long-term assets	307,292	312,052

Total assets	$598,187	$618,034

Liabilities and Stockholders’ Equity:
Current liabilities	$119,265	$121,932
Revolving line of credit	24,771	44,755
Debt, net of discounts	195,291	195,019
Capital lease obligations	8,149	9,964
Deferred income taxes	18,873	19,103
Other long-term liabilities	13,672	13,817

Total liabilities	380,021	404,590

Stockholders’ equity	218,166	213,444

Total liabilities and stockholders’ equity	$598,187	$618,034

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities:
Net loss	$(655)	$(2,095)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	14,607	14,585
Other non-cash expenses	1,778	1,594
Changes in operating assets and liabilities	4,999	12,729

Net cash provided by operating activities	$20,729	$26,813

Investing Activities:
Additions to equipment and fixtures	$(6,351)	$(5,101)

Net cash used in investing activities	$(6,351)	$(5,101)

Net cash used in financing activities	$(22,653)	$(16,990)
Effect of exchange rates on cash and cash equivalents	1,529	1,603

Net increase (decrease) in cash and cash equivalents	$(6,746)	$6,325
Cash and cash equivalents, beginning of period	$24,586	$18,489

Cash and cash equivalents, end of period	$17,840	$24,814

Supplemental Item:
Capital lease financing	$158	$1,052

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Operating income as shown on a GAAP basis	$7,720	$7,477
Severance, restructuring and other charges, net	2,804	(126)

Income from operations excluding severance, restructuring and other charges, net	$10,524	$7,351

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Operating income as shown on a GAAP basis	$7,720	$7,477
Add items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	14,607	14,585
Transaction, severance, closure related expenses, net	2,804	(126)
Stock based compensation expense	595	745

Adjusted EBITDA	$25,726	$22,681

Reconciliation of GAAP to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operations	$20,729	$26,813
Add (deduct) items to reconcile to non-GAAP Free Cash Flow:
Additions to equipment and fixtures	(6,351)	(5,101)
Capital lease financing	(158)	(1,052)

Free cash flow	$14,220	$20,660